InnerWorkings Announces CEO Succession Plan

Rich Stoddart to Succeed Eric Belcher as Chief Executive Officer; Belcher to Transition to Executive Chairman

CHICAGO, IL - February 1, 2018 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced that President and Chief Executive Officer, Eric Belcher, will be succeeded by Rich Stoddart, who is currently serving as Global President of Publicis Groupe’s Leo Burnett Worldwide. Mr. Stoddart will be appointed President & Chief Executive Officer of InnerWorkings, Inc. and will join its Board of Directors effective on or before April 5, 2018, at which time Mr. Belcher will transition to the role of Executive Chairman of the Board of Directors.

As Global President of Leo Burnett Worldwide since January 2016, Rich Stoddart has served as the chief executive officer of one of the world’s largest and most awarded global advertising agencies, and has more than 30 years of marketing experience. Prior to his current role, he ran Leo Burnett North America for 11 years as Chief Executive Officer and President. In these roles, Mr. Stoddart oversaw a period of significant growth as the agency expanded relationships with existing clients and added new clients. During his tenure, Mr. Stoddart was active in the development and recruitment of top industry talent. He was also responsible for developing and integrating the agency’s shopper, digital, and mobile technology capabilities to deliver seamless cross-platform solutions for clients.

Mr. Belcher commented, “When the Board and I began our succession planning last spring, our goals were to ensure an orderly leadership transition, and to identify an executive who could build on our market leadership as a disruptor and innovator and lead our business through its next phase of growth. We believe we’ve found such a leader in Rich. He is an exceptionally talented leader with a track record of driving growth and innovation for some of the world’s most famous brands and corporations. We’re pleased to welcome Rich to InnerWorkings.”

Mr. Belcher continued, “I am honored to have helped lead the most talented team in our industry for the last 10 years, and I am extremely proud of what we’ve accomplished. With the Company producing record performance and positioned well for continued long-term growth, we felt now was an opportune time to execute a leadership transition. I’m very happy we’re setting Rich up for success and look forward to working with him through this transition and beyond. I would also like to thank Jack Greenberg, a longstanding director and our current Chairman, for his seven years of service in the Chairman role. Jack will continue to serve as a valued leader on our Board as lead independent director.”

Mr. Greenberg added, “During Eric’s tenure, he led a growth strategy that has taken InnerWorkings from a Midwest focused print management business to the world’s leading marketing execution agency, increasing revenues from $77 million in 2005 to more than one billion dollars in 2017 and quadrupling our earnings per share. I’m delighted that Eric will succeed me as Chairman and actively support Rich as we transition leadership roles and continue to guide the business toward future growth. As we look ahead, the Board is excited to welcome Rich as our new Chief Executive Officer, given his experience managing a global business, his depth of marketing experience, and his track record serving some of the largest brands in the world.”

Mr. Stoddart concluded, “I am thrilled to be joining InnerWorkings at such an exciting time. Eric and the team have done a tremendous job establishing InnerWorkings as an industry leader, and we see significant opportunity to leverage our unique position in the marketplace to grow the business. Our business is aligned with evolving trends in the way marketing departments operate, and with our global footprint and technology-focused model, we believe our comprehensive suite of marketing services is well positioned for long-term growth. Our value proposition and capabilities in marketing execution continue to resonate with existing clients, and I’m eager to begin working with the team to expand market adoption of InnerWorkings with new clients across the globe.”

Mr. Stoddart began his career in 1985 at Leo Burnett and has also served in managerial positions at Fallon, another Publicis Groupe agency headquartered in Minneapolis, as well as the Ford Motor Company. Mr. Stoddart served as the chairman of the American Advertising Federation from 2013-2015, and has served as a member of the Board of Directors of Hasbro Corporation since 2014. He is a graduate of Dartmouth College and resides in Chicago with his wife and two daughters.

Mr. Stoddart will join Mr. Belcher and Chip Hodgkins, Interim Chief Financial Officer, on InnerWorkings’ upcoming earnings conference call scheduled to take place on February 27, 2018.
Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our most recently filed Form 10-K.
About InnerWorkings
InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs approximately 1,900 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
CONTACT:
Chip Hodgkins
InnerWorkings, Inc.
312.676.5774
chodgkins@inwk.com

OR

Bridget Freas
InnerWorkings, Inc.
312.589.5613
bfreas@inwk.com